Form C

Cover Page

Name of issuer:

Loop Devices Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 12/23/2014

Physical address of issuer:

1127 10th Ave East
Seattle WA 98102

Website of issuer:

http://www.gogemio.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

50,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $50,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

9/21/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$319,488.00	$368,764.00
Cash & Cash Equivalents:	$424.00	$99,541.00
Accounts Receivable:	$5,596.00	$0.00
Short-term Debt:	$939,858.00	$890,480.00
Long-term Debt:	$124,556.00	$43,655.00
Revenues/Sales:	$291,997.00	$0.00
Cost of Goods Sold:	$254,585.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($2,422,983.00)	($2,266,575.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Loop Devices Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Michael Bettua	CEO	Loop Devices, Inc	2014
Dale Bathum	Investor, Advisor	Self	2017
Michael Emoff	Chief Vision Officer	Boost Rewards, Dayton OH	2017
James Wood	Retired	Self	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Michael Bettua	President	2014
Michael Bettua	Treasurer	2014
Michael Bettua	Secretary	2014
Michael Bettua	CEO	2014
Tim Chinowsky	CTO	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Operating history

We have a short history as an operating company selling product. This may adversely affect our ability to accurately predict revenue growth, cash flow, and profitability. Significant overestimates in growth projections or product acceptance could cause inventory excess, write-downs, and capital constraints that affect future financing and sustainability.

Future Financing & Liquidty

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Competition

There is significant competion in consumer electronics, many of whom have much larger resources than us. Competitors may take a large share of the market for our devices in regions not covered by our patents, by challenging the patents, or by ignoring them.

Lack of New Innovation

The company's ability to continually innovate and develop electronically engineered products is significantly dependent on an active role by co-founder and CTO Tim Chinowsky. His loss could have a material adverse effect on the Company.

Insufficient funds

If we are unable to raise sufficient capital in the future from equality and/or cash flow, we may have inadequate funds to fully develop our business and may need to raise additional capital through equity or debt financings, which may not be available on favorable terms, or at all.

Obstacles to Execution of Our Business Plan

There may be unanticipated obstacles to the execution our business plan. Management reserves the right to make significant modifications to our stated strategies depending on future events.

Our strategy depends on widespread adoption of our software technology

Our customer base is relatively small at this stage (5K users) and our growth strategy depends on widespread adoption of our technology in specific vertical markets i.e music, sports. While we believe we can rapidly grow our customer base, our inability to do so could have a material adverse effect on us. Although our products may offer technical advantages over competitive companies and products, no assurance can be given that our products will attain a degree of market acceptance on a sustained basis or that we will generate revenues sufficient for sustained profitable operations.

Manufacturing Risk

Our business significantly depends on manufacturing and distributing electronically engineered goods at contract manufacturers. Disruptions at these factories, in our relationship with them, or in shipping the goods, could cause delays or even lack of product delivery until resolved. Further, manufacturers defects could cause a large scale product recall if it goes unnoticed for a long period of time. This could cause significant unexpected costs to us.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$50,000**

Use of Proceeds: It will go toward launching a V2 mass-market ($29.99) model of our Gemio band which will enable us to grow faster than at our current price positioning. All the R&D and new tooling is nearly complete (April) and paid for by one of our investors. 40% of the $50K will go into sales and marketing promotion of this new product, and 55% toward other operating expenses.5% Wefunder Intermediary fee

If we raise: **$1,070,000**

Use of Proceeds: We will invest more (20% of total raise) into selling and marketing our V2 version band to accelerate growth and introduce a range of new Tile designs and shapes to increase ongoing revenue streams. We will hire more software development (24%) to speed the delivery and richness of several new requested features in the works i.e. friending, channels, and NFC payments and event access. And will finish development and launch a new wearable product/form factor using our existing technology. This product will enable us to reach a wider demographic and at a lower price point. 40% will go toward inventory over 2018 to enable us to have stock-on-hand required for fast growth and opportunistic corporate deals. And 11% will go toward other operating expense. 5% Wefunder Intermediary fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts. The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the total value of the Investor's investment, divided by the price of **Preferred Stock** issued to new Investors, or
- (ii) if the valuation for the company is more than **$10 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.
- (iii) for investors up to the first $100,000 of the securities, investors will receive a valuation cap of $10,000,000 and a discount rate of 90%

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors will have no voting rights. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are"accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock**, but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of a SAFE may be amended and any Investor's right waived as follows:

(i) if the Investor is not a Major Investor, any provision of a SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor is a Major Investor, any provision of the SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of the Valuation Cap for such SAFE.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	5,500,000	2,035,190	Yes
Preferred	1,769,200	1,742,822	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	470,075

Describe any other rights:

Current Preferred shareholders have voting rights. However, investors in this round will not receive voting rights.

In the event of a sale of the Company, liquidation, dissolution or winding up the Company (Liquidation Event), the proceeds shall be distributed as follows:

First pay the Original Purchase Price plus declared but unpaid dividends on each share of Series Seed 3, pari passu with the original purchase price plus declared but unpaid dividends on each share of Series Seed 2 and Series Seed 1. Any remaining proceeds shall be paid pro rata to the holders of common stock.

A sale of all or substantially all of the assets of the Company, and a merger, reorganization or other transaction in which 50% of the outstanding voting power of the Company is transferred will be treated as a Liquidation Event, thereby triggering the liquidation payment. The holders of a majority of the outstanding Series Seed 3, Series Seed 2, and Series Seed 1 voting together as a single class, may waive the treatment.

Preferred Shareholders of Seeds 1-3 have 1x liquidation preference, weighted average anti-dilution protection (if the Company issues additional securities at a purchase price per share less than the then applicable conversion price for the Series Seed 3), voting rights (Series Seed 3 shall vote together with the Series Seed 2 and Series Seed 1 (on an as-converted basis) and with common stock, not as a separate class), and pro rata rights based on the percentage equity ownership in the Company.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	James Wood
Issue date	12/31/17
Amount	$20,000.00
Outstanding principal plus interest	$20,000.00 as of 03/24/18
Interest rate	0.0% per annum
Current with payments	Yes

This loan will be repaid within 90 days of our next successful $1 million fundraise.

Convertible Note

Issue date	10/31/17
Amount	$104,556.00
Interest rate	0.0% per annum
Discount rate	0.0%
Uncapped Note	Yes
Maturity date	10/18/19

Notes convert on the earlier of two year anniversary, 10/18/19 or prior to consummation of a Qualified Financing (Series B of at least $500K), or a Sale Event of substantially all assets, merger, etc.

This total consisted of a convertible loan amount of approximately $104,556. The value is measured in consideration of the purchase price of $0.67 per share. This portion of loans payable will automatically be converted into 156,054 shares of common stock upon the earlier to occur of (i) the 2year anniversary date of the note issuance (October 2019), (ii) immediately prior to the consummation of a Qualified Financing, or (iii) immediately prior to the closing date of a Sale Event.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
3/2015	Section 4(a)(2)	Common stock	$402,864	General operations
12/2015	Section 4(a)(2)	Preferred stock	$944,000	General operations
10/2017	Section 4(a)(2)	Convertible Note	$104,556	General operations
10/2017	Section 4(a)(2)	Common stock	$275,444	General operations
12/2017	Section 4(a)(2)	Preferred stock	$2,000,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	James Wood
Amount Invested	$20,000.00
Transaction type	Loan
Issue date	12/31/17
Outstanding principal plus interest	$20,000.00 as of 03/24/18
Interest rate	0.0% per annum
Outstanding	Yes
Current with payments	Yes
Relationship	Director

This loan will be repaid within 90 days of our next successful $1 million fundraise.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Gemio sells smart wristbands that connect you to friends, music and sports (like a high-tech friendship bracelet). The band has LED light effects with millions of colors and special effects that respond to music, movement, and people. The band's design can be endlessly customized by each user with colorful Tile sets from Gemio, or eventually, crowdsourced designs from users and branded tiles from musicians, teams, movies, companies, and more.

This is the kind of business that can scale to $500M in 5 years in music and sports markets alone. Plus licensing deals. We launched with a focus on the social and experiential features of the product first, and users love it. Next we're launching Gemio Channels which syncs global fan interactions to live sports/music events and other media streams. We're also adding technology to handle cashless payment and event access, creating an integrated experience for music and sports fans.

Milestones

Loop Devices Inc. was incorporated in the State of Delaware in January 2015.

Since then, we have:

- More than 5,000 customers who are passionate, and engaged.
- $300,000 in Y1 revenue from consumers and key business including Mercedes Benz, Caesar's Entertainment, and a Japan championship baseball team.
- Notable investors include Facebook's first VP Sales, the founder and CEO of Silknet Software (IPO & $4.2 billion sale), a founder of BladeLogic software (IPO & $900 million sale), and ex-CPO of Crocs ($1 billion sale).
- Our CTO and co-founder is MIT alumnus with PhD in Electrical Engineering who worked on electronics for rockets (yes, he's a real rocket scientist!). Our software team are experts in Internet of Things, geolocation, data modeling, and social gaming.
- Among several large opportunities in development are deals with a multibillion dollar entertainment conglomerate, $500 million music and entertainment company, and a $750 million consumer products company.

Historical Results of Operations

Our company was organized in January 2015 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $291,997 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was 12.81% in fiscal year 2017.
- *Assets.* As of December 31, 2017, the Company had total assets of $319,488, including $424 in cash. As of December 31, 2016, the Company had $368,764 in total assets, including $99,541 in cash.
- *Net Loss.* The Company has had net losses of $2,422,983 and net losses of $2,266,575 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $1,064,414 for the fiscal year ended December 31, 2017 and $934,134 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $3,842,308 in equity and $104,555 in convertibles. We have other angel investors that we are talking to and are in discussions with other sources of capital

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 5 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Loop Devices Inc. cash in hand is $35,000, as of January 2018. Over the last three months, revenues have averaged $8,767/month, cost of goods sold has averaged $5,000/month, and operational expenses have averaged $8,885/month, for an average burn rate of $5,118 per month. Our intent is to be profitable in 6 months.

We had $300K in revenue in 2017 with shipping started in July. People and companies love the product and we sold out of our first stock, but the high price ($85) has been a hinderance to faster growth with both consumers and businesses.

So over the last 3 months, we have been doing a planned a positioning shift in order to scale the business more rapidly. This includes a 70% reduction in our cost of manufacturing by switching factories and using more automation. This will enable us to sell a $29.99 mass-market version of our product which is expected to have a tremendous effect with both consumer and corporate sales.

As a result of being temporarily sold out of stock, and investing in developing a new mass-market product, our cash reserves have recently run low. This is partly why we're raising a bridge financing.

By comparison, for 2017 our monthly cash balance was $100K, and in 2016 it was $250K.

We expect revenue to scale up fast starting in April 2018 with the release of our V2 mass-market model and a new wearable form factor that extends our demographic reach and sales channels. We already have a strong pipeline of corporate opportunities and a distribution network in place for these products.

We're also working on some key opportunities with large companies to manufacture our product and license our technology for distribution in the entertainment and toy industries.

We believe this strategy will enable us to scale revenue, while keeping expenses proportionally lower. We believe we can reach profitability in July 2018. Over the next 3-6 expenses will remain relatively the same, unless we raise the intended capital.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.gogemio.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Early Bird SAFE (Simple Agreement for Future Equity)
SAFE (Simple Agreement for Future Equity)

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

INVEST IN GEMIO

Smart band that syncs with the music and connects you with other fans

"Gemio sells smart wristbands that connect you to friends, music, and sports (like a high-tech friendship bracelet). The band has LED light effects with millions of colors and special effects that respond to music, movement, and people. The band's design can be endlessly customized by each user with colorful tile sets from Gemio, or eventually, crowdsourced designs from users and branded tiles from musicians, teams, movies, companies, and more.



Michael Bettua
CEO & CO-FOUNDER, GEMIO



$0
raised of $50K goal

$100 min **INVEST**
by Wefunder Portal LLC

Future Equity (SAFE)
$10M valuation cap
A SAFE gives you the right to future shares in Gemio. If you invest, you're betting the company will be worth more than $10M in the future.
INVEST $25K FOR PRO RATA RIGHTS.

EARLY BIRD BONUS: $10M Valuation Cap & 10% Discount

Investors who fund up to the first $100K of this fundraise will invest in a SAFE with a valuation cap of $10M and a discount of 10%.

INVESTOR PERKS

$250+	Be the first to get the brand new Gemio Band 2 with the latest software features before everyone else.
$500+	Get two more Gemio bands for a total of 3.
$1,000+	Get a total of four Gemio bands plus an exclusive Limited Edition Tile Set only available to investors at this level.
$2,500+	30-minute Ask-me-Anything video conference with the founders.
$5,000+	Custom Gemio band Tile Set. Your own design, name, brand, picture, meme, almost anything you desire!
$10,000+	2 VIP tickets to EDC Las Vegas May 18-20! And the co-founders will take you to a fantastic and fun dinner on May 20 in Vegas.

OUR AMBITION

Gemio bands gained traction as an accessory for electronic dance music festival-goers. With 147 million tickets sold each year, there's lots of room to grow in this $7 billion market alone. Beyond music festivals, we see Gemio bands anywhere there's an audience that unites under a common interest like a sports game or even a conference. For the fans watching from home, they can still be part of the crowd when their Gemio band lights up in sync with everyone in the stands.

KEY FACTS

- $291K in 2017 revenue.
- Customers purchase an average of two tiles per band, proving recurring revenue model.
- Corporate deals with Mercedes Benz/Live Nation, Caesar's Entertainment, and a Japan championship baseball team.
- Notable investors include Facebook's first VP of Sales, the founder and CEO of Silknet Software (IPO & $4.2 billion sale), a founder of BladeLogic software (IPO & $900 million sale), and ex-CPO of Crocs ($1 billion sale).
- Eight utility patents pending in eight WIPO regions.
- Our CTO and co-founder is MIT alumnus with Ph.D. in Electrical Engineering who worked on electronics for rockets. Yes, he's a real rocket scientist!
- Our CEO and co-founder was a lead executive at two billion-dollar startup IPOs/M&As.

DOCUMENTS

Gemio_Deck.pdf

gogemio.com

CONSUMER ELECTRONICS | TECH | ENTERTAINMENT | COMMUNITY | SOCIAL | WEARABLES | MUSIC | FASHION | ELECTRONICS | DESIGN

Why I Like Gemio

I finally got my Gemio band today, and I have to say it was worth the wait...I'm actually so excited to see the final result. It's SUPER lightweight, and the lights are beautiful! I really hope to see some more tile sets come out in the future, because I'm already excited to get more. It's fantastic. Thanks Gemio team!



Kjierstin Nelsyn

CUSTOMER

THE BUZZ ABOUT GEMIO

That moment you come home to a package...You open it up and see it's your Gemio Band and instantly start jumping up and down!! I'm super f'n stoked! That's an understatement!!

Camille Syl'estte Carter
Customer

"Super excited to get my new Gemio - go check out their site!!"

Sabrina Signs
Customer

Uber happy i got my band!! Love how it came with cases for all the bands. The charger is amazing and works very well. Not gonna lie though being patient is hard but definitely worth the wait.

Melanie Rosso
Customer

Got my bands today, I've been trying them out and changing the tiles around, and realized the changeable tiles setup is rad because it completely changes how the lights look even though they're the same. Well played guys, good product, took a while, but I'm very satisfied.

Michael Scott Ihli
Customer

I got my gemios today!! They're beautiful. Thank you Gemio!

Mika Miller
Customer

The first project I've backed that pulled through. It took a while but I never lost faith in you guys. Good work! I love the bands! Looking forward to the future

D.j. Credo
Customer

Love the bands, good job gemio!

Richard Lee
Customer

They look and feel really great actually. Overall glad with the investment. Fits very nicely on my wrist and I love how bright it is, even in normal light. I like how bright they are and that I can swap out the designs with 3 other designs that came included.

Chris Torres
Customer

Got ours today! It's actually pretty awesome. May just be worth the wait.

Megan Breedlove-Speece
Customer

Michael is passionate and driven to bring his ideas to life. Tim is very innovative in developing products and technology. Together, they are a strong team.

Dale Bathum
Gemio investor, director, and ex-CPO of Crocs

Gemio Now Accepting Pre-Orders for High-Tech Friendship Bracelet

SEATTLE, WA--(Marketwired - Nov 30, 2015) - Gemio, makers of high-tech friendship bracelets, today announced the launch of pre-orders on its website. Gemio is the first wearable designed for self-expression and connecting with friends in person.
February 28, 2018 @ marketwired.com

Brittany Snow Celebrates Launch of Gemio Band Music Video!

Brittany Snow celebrates the launch of Gemio Band and the release of the brand new music video she directed at No Vacancy last week in Los Angeles. The 30-year-old actress directed a music video in promotion of the hot new product, to the Jai Wolf
February 28, 2018 @ justjared.com

Gemio | Enventys Partners

While Enventys Partners worked on creating the actual content for the campaign page and assisted in crafting social media posts for Gemio's team, Snow was in the midst of creating the campaign video. On July 20, 2016, Gemio launched on
February 28, 2018 @ enventyspartners.com

Rolling Stone: Pitch Perfect star Brittany Snow is flexing her skills as a director with the bright, romantic new clip for Jai Wolf's "Indian Summer."

"I wanted to create an experience that people could relate to and yet also get lost in...all the while showing the innovation of the Gemio Band," Snow tells Rolling Stone
January 18, 2018 @ rollingstone.com

Gemio Band is first 'social wearable'

Gemio is a smart friendship bracelet that encourages users to socialize with friends in-person.
January 22, 2017 @ wirelesswednesday.live

6 wonderfully bizarre wearables we saw at CES

It offers a way for brands and entertainers to connect to their fans and customers; i.e Lady Gaga could send fans a unique light pattern that they can activate at her show.
January 10, 2017 @ mashable.com

The 15 Hottest Wearable Products Currently On The Market

This cool piece of tech brings new elements of style, technology, and community to the traditional form of jewelry.
October 7, 2016 @ therichest.com

Gemio Smart Band reacts to the party around you - Apollo Box Blog

The Gemio Smart Band will make you the star of the show at festivals, concerts, and events as you pulse to the beat of the music. Gemio Band's advanced LED technology creates a rainbow of colors and Light Effects that respond dynamically to your
August 8, 2016 @ blog.theapollobox.com

The Gemio is an illuminated smart band that will light up your evenings

Admit it: at some point in your adult life, you've wanted to slap bright, rainbow-colored LEDs on your wrist. Call it a yearning to relive the nights of college raves gone by. Whatever the motivation, few would readily disagree that a lit-up wristband
August 5, 2016 @ digitaltrends.com

Gemio Is the Perfect Music Festival Wearable Accessory

You could turn control of your Gemio over to a band or DJ at a music festival and have your Gemio light up in synchronicity with their performance, essentially becoming part of the spectacle.
August 4, 2016 @ blog.lumoid.com

Gemio Smart Wearable Lets You Send Light Messages - iPhoneNess

Meet Gemio: a smart wearable device that lets you stay connected with friends and send them light signals. You can customize the band with millions of colors and light effects. Users can also customize the look of their band by switching out tiles. The
August 1, 2016 @ iphoneness.com

The Gemio Smart Bracelet Displays Patterns in Time With Music

Gemio is what happens when a rocket scientist teams up with successful entrepreneur and a world-class developer.. The Seattle-based startup headed by this brainy bunch are giving friendship bracelets a tech makeover. Gemio is a designer wearable created

July 26, 2016 @ urbanwearables.technology

Light-Up Gemio Band Launches On Kickstarter | Your EDM

A brand new Kickstarter campaign has launched today, coming as one of the most ideal selections for fans of the ever popular glow in the dark rave gear. The Gemio Band is a customizable wristband that uses millions of light colors, vibration patterns

July 22, 2016 @ youredm.com

It's lit: Gemio targets millennials with the perfect party wearable

The Gemio light-up wristband ingeniously captures nostalgia for the flashy aesthetic of the 90s, the increasingly mainstream EDM fad, and enthusiasm over wearable tech of the future.

July 21, 2016 @ geekwire.com

Gemio promises that its smart band will light up your night.

The app also lets you join Channels for your favorite artist, team, or charity, so you'll get light signals when your team scores, the DJ hits the stage, or it's time to take action for a good cause. You can switch the tiles out to change the lo

July 21, 2016 @ venturebeat.com

Gemio's New Wearable Technology Geared Towards Dance Music Fans [VIDEO]

Today marks the launch of Gemio...the first ever wearable LED technology that connects artists and fans at shows and festivals. With impressive investors and directors including the first VP of Sales at Facebook, Gemio is hoping to spread the

July 20, 2016 @ edm.com

Shaping the Future of Fashion

Gemio has designed a line of fashionable smart bracelets..could be the new Snapchat. Unlike Snapchat, Gemio is offering a way to stay connected while looking stylish.

February 29, 2016 @ techpacker.com

Gemio Launches High-Tech Music Friendship Bracelets

Gemio has combined the historical tradition of friendship bracelets with advanced technology to create something entirely unique. The company has just announced their launch of high-tech music friendship bracelets, the first of its kind, designed for

December 19, 2015 @ noiseprn.com

Gemio, the social wearable for teens, is now up for pre-order

Gemio, described by its makers as "a social wearable for teens", is now up for pre-order at special early bird prices starting at $80. Think of it as like a friendship bracelet that's totally for the twenty-tens. Using Bluetooth Low Energy connectivity

November 30, 2015 @ wareable.com

Gemio Now Accepting Pre-Orders for High-Tech Friendship Bracelet

SEATTLE, WA--(Marketwired - Nov 30, 2015) - Gemio, makers of high-tech friendship bracelets, today announced the launch of pre-orders on its website. Gemio is the first wearable designed for self-expression and connecting with friends in person.

November 30, 2015 @ finance.yahoo.com

This Is Friendship Jewelry Of The Future

Gone are the days of carefully braiding together pieces of thread (and getting immensely frustrated while trying to undo flawed knots) in the name of friendship. The next generation of tween BFFs will have a different way to commemorate their

October 18, 2015 @ refinery29.com

There's a new pimped up friendship bracelet that will change your world

Forget what the '90s child in you knows about friendship bracelets - these PDA pieces of jewellery have had a 2015 makeover and they are smarter than ever. Now, instead of just being a symbol of affection for your BFF, you can be notified when

October 8, 2015 @ cosmopolitan.com

These friendship bracelets light up when your BFF is near

No friendship is real without matching wearable technology. Our favourite 90s trend has gone high-tech. Start-up Gemio has just unveiled a set of fancy friendship bracelets, that allow you to sync with your clique through fancy lights and vibrations.
October 7, 2015 @ metro.co.uk

Gemio Connected Bracelet For Teens Has a Special Secret Handshake

Apparently secret handshakes didn't have enough layers of complexity for some. A new charm-type bracelet called Gemio is out to add a light show to those arcane series of fist bumps, slaps, facial gestures, and whatever else goes into the ritual these
October 6, 2015 @ chipchick.com

Smart Friendship Bracelets for the 21st Century

Social media allows users to express themselves as individuals and connect to others in novel ways. These technologies have changed the world, but at a steep cost: heavy social media is linked to depression and isolation, particularly amongst young adults, its most active users. On the other hand, face-to-face interactions have been shown to increase happiness. At Gemio, our guiding principle is figuring out how technology can be used to connect people in *real life*.



A Missed Opportunity for Connection: Electronic Dance Music Festivals

Electronic dance music (EDM) is one of the most popular music genres worldwide, particularly for millennials who make up 48% of listeners. Live concerts and festivals propel the genre: listeners purchased 147 million EDM festival tickets in 2017 and continues to grow. Festivals are powerful shared experiences where fans can connect with the artists they love and with other people who share their music taste. EDM festivals are an opportunity for fans to deepen and extend the connections that naturally form.

Our Solution: A Customizable Smart Band to Light Up the Night



Gemio Bands use advanced LED and Bluetooth technology to create millions of colors and light effects that respond and sync to music, movement, and other people nearby. Connect with friends by pairing bands, detect when and which friends are nearby, send light signals to communicate in a flash, and be part of the show by pulsing to the beat, syncing with the DJ, or connecting with the crowd. Our companion app lets users stay connected after the show.

A sample of Gemio's features:



Swap Tile sets

Customize your Gemio band with changeable tile sets.



Music Mesh

Gemio bands sync together with the music, whether it's 10 friends or 10,000 at a concert.



Music Mesh with DJ Control

The Gemio app lets you be the DJ to control the light effects in the crowd.


Pair Your Band
Bump

Friending

Social profiles are exchanged with a simple tap. Your new friend will appear in the Gemio App so you can stay connected after the show.



Friend Detection

Gemio bands automatically detect when friends are near and respond with friend-specific effects and colors.



Gemio Channels

A new type of fan engagement platform, it syncs live events and media streams to fans around the world.

One of Our Founders Was a Lead Executive at Two Billion-Dollar Software Exits and the Other Is an Actual Rocket Scientist



Michael Bettua (left) is our CEO and Co-Founder. He is a senior executive with 20 years of experience in software, internet, and consumer products. He held senior roles at two fast-growing technology startups that were two of the largest IPOs and M&As in the software industry, Silknet Software ($4.2B exit) and BladeLogic ($900M exit).

Tim Chinowsky (right) is our CTO and Co-Founder. He holds a Ph.D. in electrical engineering from the University of Washington and earned two bachelor's degrees from MIT. Previously, he designed rocket instrumentation systems.

We've Made $317K to Date



Bands
Tiles
Total Revenue thru 12/31/17
$317,000
30-day Crowdfunding
$237,000
30-day MVP Test
$25,000
Units Sold to Date
16,000
12,000
8,000
4,000
0
Dec '15
Aug '16
Dec '17

We're Launching Version 2 of the Gemio Band

The original Gemio band retailed for $85 and tile sets retailed for $12. When our customers told us the price was too high, we listened. We sold all of our inventory by December 2017. In 2018, we found a new manufacturer and retooled our hardware to reduce the cost of production. Version 2 of Gemio bands will retail for $40 and tile sets will retail for $9.

$291K	10,000	5,000	33%
Revenue in 2017	Tile sets sold	Gemio bands sold	Customer conversion at EDM festival Electric Daisy Carnival

50%	85%
Profit margin on V2 bands	Profit margin on V2 tile sets

Use of Funds

Direct to Consumer Sales: Last November, we hit the road and sold directly to EDM fans at the 50,000-attendee Electric Daisy Carnival in Orlando, Florida. We spent about $5,000 for the booth, travel, and employees and sold $6,375 in product. After the event, we saw an increase in tile sales on our website. This was a solid proof of concept for a direct-to-consumer marketing strategy.

We're pursuing more festivals in 2018. We're already approved to sell at shows promoted by 76 Club events and Insomniac, two major EDM festival organizers. We are pursuing Electric Forest and Ultra global festivals. As we scale, we will target hundreds of regional events across the U.S.

Version 2 Launch: We are also raising money to quickly launch Version 2 bands and tiles. We need to hire three additional software engineers to speed up development of new features.

Our Progress So Far

January 2014
Idea for Gemio
Determined to make technology that connects people in real life, we gathered a team to build Gemio.

November 2014
R&D
We developed 150 protoypes before settling on V1 of the Gemio band.

November 2015
Ran MVP Test on Website
Earned $25,000 in pre-orders in 30 days.

May 2016
Built iOS and Android Apps

August 2016
Kickstarter Campaign Successfully Closed
Raised $242,000 in 30 days.

January 2017
Deal With Mercedes Benz/Live Nation

September 2017
Two More Corporate Deals Signed
We closed deals with Caesar's Entertainment and a Japanese champion baseball team for branded Gemio bands.

November 2017
Sold bands at EDC Orlando
We sold directly to consumers at the Electric Daisy Carnival in Orlando. We net $1,375 in profit and saw an increase in tiles purchased on our website after the show.

April 2018
Launch V2 Bands and Tiles
Retail price reduced by 50%.

November 2018
Music Distrubtion
Establish key distribution and licensing growth in music.

Early 2019
Open "Teespring" Marketplace
Open design tools so crowd can design their own tile sets.

Meet the Founders



Michael Bettua
CEO & Co-founder

Startup addict. Held senior roles at 2 fast-growth software startups with billion-dollar exits.



Tim Chinowsky
CTO & Co-founder

A polymath from MIT, Tim was a rocket scientist and medical device engineer before Gemio.

AND THE REST OF THE TEAM



Dav Lion

Principal Software Engineer

Dav built our firmware. He was a lead engineer Tableau which did $2B IPO, now $6B market valuation.



John Whitley

Senior Software Engineer

John beautifully built our iOS app. He was also an architect for the original Apple iPod firmware.



Cliff Watson

QA Engineer

Cliff brilliantly chases bugs away.



Mike Onishi

Managing Director, Japan

Experienced executive with a history of launching startups in IT, apparel, and retail. Part-time.



Haerin Son

Operations Finance Manager

Former Product Manager at Max Mirani. Part-time.



Sue Corcoran

Creative Director / Video Director

Has produced, written, and directed award-winning film and video for more than 15 years. Part-time.

Raised $3,746,864 From 16+ Investors

Amount	Date	Type
$402,864	March 2015	PRICED ROUND
$944,000	December 2015	PRICED ROUND
$275,444	October 2017	PRICED ROUND
$104,556	October 2017	CONVERTIBLE NOTE
$2,000,000	December 2017	PRICED ROUND
$20,000	December 2017	LOAN



James Wood

Founder and CEO of Silknet Software, IPO and $4.2B sale.



Michael Emoff

Chief Vision Officer @ Boost Rewards. Expert in product development and intellectual property.



Tricia Black

Co-founder @ Victress Capital. Facebook's first VP of Sales.



Marbo Tse

President of Frontpoint Product Services. Angel investor.



Jeff Adelson-Yan

Partner @ Third Prime Capital. President & Co-founder of Levelwing, a digital marketing firm.



MJ Blanchette

President and Founder, Luma Design. Angel investor.

MORE INVESTORS

Interview

Wefunder interviewed Michael Bettua on March 19, 2018.

– COLLAPSE ALL

WF: What does Gemio do?

BETTUA: We make and sell a new fan engagement platform that connects people and their passions (i.e music, sports) in a powerful new way. The solution includes smart LED-based wristbands with a design that can be endlessly customized by each user and changeable Tile sets ('skins') from Gemio. Eventually, crowdsourced designs from users and licensed branded tiles from musicians, teams, comicon characters, companies and more will be able to design their own Tile sets.

Our software enables users to connect their bands to friends, easily exchange social profile information, become part of the light show experience at concert/stadiums, and sync their experiences and global fan interactions to live events (i.e. games performances) and other media streams.

WF: Why did you decide to make a smart wristband?

BETTUA: Facebook, Instagram, Snapchat and almost all social technology to-date has done a brilliant job of connecting people in the virtual world and giving them a platform to express themselves. But these technologies have also created isolation and vicarious experiences. We wanted to use technology to connect people in *real life* and give them a powerful new platform to experience their passions, especially in music and sports.

We decided on a smart wristband to start because it's a familiar place from which to express your style and to even "connect" to friends. Friendship and charm bracelets have been around for over a thousand years. They're creative expressions and symbolically connect you to friends. With today's technology, we knew we could literally connect you to friends in the real world and create new ways to experience and express your favorite music, sports games, and more.

WF: What's your traction been like? What success have you had since launch?

BETTUA: We started shipping in August 2017 and have over 5,000 customers who are passionate, engaged, and buying more. We had $300K in revenue our first year from consumers. We won key corporate deals including Mercedes Benz/Live Nation, Caesar's Entertainment, and the Yukult Swallows, a championship baseball team in Japan.

We are also now in merchandise development strategy with a multibillion-dollar music entertainment conglomerate and a $750 million consumer products company.

We have eight utility patents pending in U.S., India, Europe, China, Hong Kong, Japan, South Korea, and Canada.

WF: How are you measuring growth?

BETTUA: We measure the number of bands and Tiles sold and the number of Tile sets sold per customer, which serves as an indicator of our recurring revenue model in changeable designs. So far, we've sold 5,000+ bands and 10,000 Tile sets, and have a back-order of 1,000 more Tile Sets.

WF: How do you acquire customers? What's your cost of customer acquisition?

BETTUA: We're focused on millennials 18-34, especially those who are music fans initially. We use digital marketing to reach this group online and we sell directly to users at music venues. Our revenue to cost ratio for online sales has been 2:1, meaning we earn $2 in revenue for every $1 spent.

WF: Who are your competitors?

BETTUA: In music experiences, some people may be familiar with the disposable LED light-up bands such as Pixmob and Hurdl, used by Taylor Swift and Coldplay. These help demonstrate how fans want to be part of the experience, not just an audience. But these bands do nothing but light up at the event and die-out days later from expended battery. They are controlled not by users, but by producers, and require expensive install of "readers" in the venue to make them work.

WF: What do you understand that your competitors don't get?

BETTUA: Unlike traditional LED concert bands, we wanted to create something that is user/fan driven, more sustainable, and far more engaging for artists to interact with during and after the event. We believe the real value in engagement for both fans and artists is post-event, when artists/players find it hardest to reach their fan base in an engaging way. With Gemio bands, artists can easily tap into their fans with a special light signal crafted just for them.

WF: What could go wrong? What keeps you up at night?

BETTUA: As a startup CEO, everything keeps me up at night. But, at this early stage, what tops the list is fundraising and making sure we raise enough capital (but not too much) from the right investors to scale the business to cash flow positive as rapidly as possible.

I also think a lot about product innovation and making sure we stay ahead of the curve. We've launched Version 1 with a set of features our users really like and are passionate about. We need to constantly innovate in a relevant way to keep them delighted, even surprised, so they're motivated to tell their friends, thereby organically growing our business.

WF: Why are you raising money now?

BETTUA: We are sold out of our initial stock of 5,000 bands and 10,000 Tile sets, and have back-orders on both. We're raising funds to quickly launch a lower cost Version 2 of the product that will enable us to open up new distribution channels and reach mass-market scale and rapid growth. We also need to hire at least three additional software engineers to speed development of new in-demand features that will generate revenue.

WF: Tell us about the team.

BETTUA: I'm a startup addict who thrives on determination and execution. I held early executive roles at two fast-growth software startups that were billion-dollar IPOs/exits (Silknet and BladeLogic). Tim, my co-founder and CTO, is an MIT alum with a Ph.D. in Electrical Engineering. Before Gemio, he was a real-life rocket scientist and medical device engineer. He's also a polymath who somehow finds "simple" solutions to the most the vexing challenges.

Our lead software engineer was an early lead at Tableau software (IPO $3.7B), and our development team has expertise in wireless devices, social gaming, virtual reality, data science, and location mapping.

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RISKS

1 Operating history

We have a short history as an operating company selling product. This may adversely affect our ability to accurately predict revenue growth, cash flow, and profitability. Significant overestimates in growth projections or product acceptance could cause inventory excess, write-downs, and capital constraints that affect future financing and sustainability.

READ MORE RISKS

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

Gemio is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

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Dale Bathum

President of Keiretsu Forum Rockies

Keiretsu Forum • Claremont McKenna College

Edwards, Colorado • 500+

InMail ···

Experience

KEIRETSU FORUM

Chapter President
Keiretsu Forum
2016 – Present • 2 yrs
Greater Denver Area and Vail Valley

New to the Rockies region and more specifically the greater Denver area, Keiretsu Forum is a global investment community of accredited private equity angel investors, venture capitalists and corporate/institutional investors. We are a worldwide network of capital, resources and deal flow with 46 chapters on 3 continents. Keiretsu Forum members invest in high-quality, diverse investment opportunities. Our community is strengthened through its involvement in social and charitable activities.

Our Difference: We are global. Investors are exposed to local, national and international opportunities. Entrepreneurs have the opportunity to present to many chapters across the country and internationally.

Advocate
GTS - Global Technology Services Ltd.
Jan 2017 – Present • 1 yr 3 mos
Vail, Colorado

Principle
Nordic Outdoors, LLC
Jan 2015 – Present • 3 yrs 3 mos
Greater Denver Area

Management services in design, development, supply chain and distribution for footwear and outdoor companies. Specialized in the future trends of footwear and outdoor industries: sourcing, manufacturing and distribution models.

Board Member & Business Development
iConnect
Jan 2015 – Dec 2015 • 12 mos
Greater Denver Area

Exciting Cloud based mobile point-of-sale software targeted to the Health & Beauty, Footwear/Fashion Retail and Quick serve restaurant industries. We specialize in working with multi store retailers, particularly franchise accounts.

crocs

Chief Product Officer
Crocs, Inc
Aug 2012 – Nov 2014 • 2 yrs 4 mos
Boulder, Co

Oversee the company's product vision & strategy, based upon corporate goals. Responsible for all product strategy, management, development, and merchandising. Product lines include Crocs, Jibbitz, Licensed goods and Ocean Minded.

2013 Gold Stevie Award for Product Development Executive of the Year! Consumer Goods Crocs voted Consumer Goods Technology (CGT) Technology Most Innovative Company Award.

Senior Vice President of Product
Crocs
Jul 2007 – Sep 2012 • 5 yrs 3 mos
Boulder, Co

Responsible for entire product line from ideation to manufacturing release, including costing and merchandising.

CEO & President
Bite, llc
1998 – 2008 • 10 yrs
Redmond, Wa

Founder and owner of Innovative golf and outdoor industry footwear brand. Launched original golf sandals and casual golf shoes. Award winning design and voted most comfortable golf shoe by Golf Magazine consumers. Acquired by Crocs in the summer of 2007.

General Manager Asia
Deckers Outdoor Corporation
1997 – 1998 • 1 yr
Hong Kong

Managed Development and sourcing operations for Deckers based in Hong Kong. Transferred Ugg production from Australia to China. Member of executive Critical Path Team.

Executive VP
The Evervan Group
1992 – 1997 • 5 yrs
Hong Kong and Guangzhou, China

Managed and Operated trading services for large footwear manufacturer to Nike, Adidas, K-Swiss, New Balance, and other brands. Built and established 3 large factories during tenure.

Production
Nike
1988 – 1991 • 3 yrs

Show less

Education

Claremont McKenna College
BS, International Management, Chinese
1984 – 1988

Shi Da university, Taipei, Taiwan
Mandarin
1987 – 1987

Volunteer Experience

Ski Team Coach
Eldora Mountain Ski Club
Oct 2008 – Apr 2013 • 4 yrs 7 mos
Children

Ski Race coach to Junior Racers

Skills & Endorsements

Product Development · 73

Endorsed by **Brad Poorman and 15 others who are highly skilled at this**

Endorsed by **39 of Dale's colleagues at Crocs**

Merchandising · 66

Endorsed by **David I. Curtis and 3 others who are highly skilled at this**

Endorsed by **29 of Dale's colleagues at Crocs**

Strategy · 48

Endorsed by **22 of Dale's colleagues at Crocs**

Show more

Recommendations

Received (0) Given (2)

Matt Lafone
Vice President of Sales - Sports Style - Puma
February 6, 2015, Dale managed Matt directly

Matt is hard working, self motivated and passionate about his work.

Kraig Clark
Passionate Product Innovator, Customer Advocate and Teammate
January 7, 2013, Dale was senior to Kraig but didn't manage directly

Kraig successfully implemented our PDM system in a relatively short period of time, helping revise our development processes. He was was a terrific product engineer.

Accomplishments

1 **Certification**
Private Pilot License

1 **Language**
Chinese

Interests

Crocs
21,166 followers

Claremont McKenna College Alu...
5,407 members

Brad Feld
Managing Director at Foundry Group
277,819 followers

Footwear News
28,022 members

Private Equity, M&A, and Venture ...
333,022 members

Nike Global Alumni Network
14,877 members

See all



James Wood

Filmmaker, Playwright, Investor

The Audience Awards • Oregon State University-Cascades

San Francisco Bay Area • 444

InMail

Experience

The Audience Awards

Member Board of Directors
The Audience Awards
Mar 2016 – Present • 2 yrs 1 mo

Gemio

Member Board of Directors
Gemio
Jan 2015 – Present • 3 yrs 3 mos

James Jandak Wood

Playwright, Filmmaker, Entrepreneur
James Jandak Wood
Oct 2004 – Present • 13 yrs 6 mos

Silknet Software Inc.

CEO, Founder, Chairman
Silknet Software Inc.
Jun 1995 – Jun 2000 • 5 yrs 1 mo

Initial public offering in 1999. Sold to Kana Communications for $4.2 billion in 2000.

UNIT4

CEO, Board Director
CODA Inc.
Jan 1990 – Jan 1995 • 5 yrs 1 mo

Initial Public Offering in 1993.

Director International Business
Ross Systems
Jan 1985 – Jan 1990 • 5 yrs 1 mo

Product Marketing
Digital Equipment Corporation
Feb 1980 – Jan 1985 • 5 yrs

Engineer
Control Data Corporation
Jan 1979 – Feb 1980 • 1 yr 2 mos

Show less

Education

Oregon State University-Cascades
Master of Fine Arts, Creative Writing
2017 – 2019

Villanova University
Bachelor of Science, Electrical Engineering
1974 – 1978
Activities and Societies: Cross-country (captain 1977), Track & Field, Eta Kappa Nu President

Skills & Endorsements

Film · 15
Stuart Turner and 14 connections have given endorsements for this skill

Start-ups · 15
Endorsed by Michael P. Bettua, who is highly skilled at this
Endorsed by 2 of James' colleagues at Gemio

Entrepreneurship · 9
Devi Cavitt Razo and 8 connections have given endorsements for this skill

Show more

Recommendations

Received (0) Given (4)

Véronica Duport Deliz
Film Director - Story Consultant
October 3, 2014, James worked with Véronica in different groups

Véronica has an extraordinary eye for film composition. She is creative, inventive and spontaneous on the set which results in unique and interesting footage. Her work ethic is terrific. She is also well respected and well liked by cast and crew. She brings a steady hand and positive attitude to the set which inspires people to work hard and emulate her positive outlook.

Lisa Thayer
Sales & Marketing Assistant at Thayer Mortgage Team
February 27, 2013, James was a client of Lisa's

Lisa worked on the design of the corporate identity and marketing materials for an internet start-up, Silknet Software. Silknet went on to have a very successful public offering and was eventually sold to another internet company. Lisa's work on Silknet Software's corporate identity helped elevate the company above the competition in a very crowded field. Lisa is personable, imaginative and hard working. I highly recommend Lisa for any role in assisting a company in their marketing efforts.

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Accomplishments

2 Languages
English • Italian

Interests

Audience Awards
166 followers

Oregon State University
144,396 followers

Gemio
161 followers

Villanova University
140,099 followers



Michael P. Bettua

CEO & Co-Founder, Gemio

Gemio • Boston University

Greater New York City Area • 500+

InMail ···

Senior executive with 20 years of experience in software, internet, and consumer products. Held senior roles at two fast-growth technology startups that were two the largest IPOs and M&As in the software industry. Founder and investor in a consumer products company I led from paper concept to distribution and patents in nine countries.

Currently, CEO & Co-founder at Gemio, an Internet of Things startup.

Specialities: startup operations and management, product and corporate development, marketing and sales operations, direct online retail, wholesale sales, channel distribution, patents and licensing, and China sourcing and production.

Show less

Experience

CEO and Co-Founder, Chairman of Board

Gemio

Jan 2015 – Present • 3 yrs 3 mos

Seattle, Washington

Gemio is an IoT startup which launched the first Social Wearable technology, a brilliant new way to connect with friends and interests in real-life. #1 in Wearables on Kickstarter. Our investors are notable people in technology and media including Facebook's first VP of Sales; the CEO & Founder of Silknet Software ($4.2B exit); and a founder at BladeLogic ($900m exit).

Media (1)


FROM FESTIVALS TO THE CLUB, THIS IS

Gemio launch video directed by actress Brittany Snow

CEO & Founder
Max Mirani
Mar 2006 – Present • 12 yrs 1 mo
New York City Area

Founded and built a company to bring an invention from paper concept to market sales in top online retail and in over 125 stores in 9 countries, major frequent flyer reward programs, and to Fortune 500 companies. Led the design, development, China manufacturing, promotion and sales of the products. Negotiated and closed global license agreements with major companies. Formed an exclusive collaboration with Vespa, the $2b iconic Italian scooter brand.

Director of Marketing & Sales Operations
BladeLogic
Mar 2002 – Feb 2006 • 4 yrs
Greater Boston Area

Joined as employee 43 as a member of the CEO's management team. Built and ran marketing and sales operations for this fast-growth enterprise software company. Created the programs and tools for sales training and lead generation & qualification, and competitive positioning. On-boarded and trained over 100 enterprise software sales reps, engineers, and services professionals. Managed marketing strategy, product marketing, and public relations.

BladeLogic (data center management software) acquired more customers, achieved better operating performance in revenue and profitability, and grew its business faster than any of its competitors. BladeLogic was one of the the most successful technology IPOs in 2007 (NASDAQ: BLOG) raising $67m. BMC Software acquired the company for approximately $900m in cash in 2008.

Co-Founder & Director
EGM
Jun 2000 – Feb 2002 • 1 yr 9 mos
Greater Boston Area

Marketing strategy, communications, and sales lead generation programs for technology companies.

Director of Worldwide Marketing
Silknet Software
May 1996 – Jun 2000 • 4 yrs 2 mos
Greater Boston Area

One of the first Web-based enterprise customer service platforms. Played a lead role in building a 35-person startup into a $50m IPO (NASDAQ: SILK) with 250 employees in just three years. Kana (NASDAQ: KANA) acquired the company for $4.2b in 2000. Became Director of Worldwide Marketing leading operations in North America, Europe, Japan, and Asia Pacific.

Marketing Manager - Microelectronics
IBM
Mar 1995 – Apr 1996 • 1 yr 2 mos
Waltham, MA

Managed marketing programs for the Network Computer and Set Top Box products including large scale product launches, OEM demand creation, field sales support and partner relations. Created and implemented the division's first product launch plan.

Show less

Education

Boston University
Bachelor of Arts (B.A.)

Skills & Endorsements

Start-ups · 42
Endorsed by **Dev Ittycheria and 3 others who are highly skilled at this**
Endorsed by **3 of Michael P.'s colleagues at Gemio**

Product Marketing · 30
Endorsed by **3 of Michael P.'s colleagues at Gemio**

Entrepreneurship · 20
Endorsed by **3 of Michael P.'s colleagues at Gemio**

Show more

Recommendations

Received (5) Given (5)

Olivier Sartor
Managing Director at Elbow Grease Marketing
October 14, 2009, Michael P. was a client of Olivier's

Michael Bettua is a dynamic individual who brings creativity and enthusiasm to every role. Whether it be a master PR strategist, dynamic product inventor, successful entrepreneur or marketing maven, Michael delivers initiative, expertise and intelligence to any engagement. Not only is Michael an individual force of nature and a pleasure to work with, he has the ability to dramatically improve the production of the team around him.

Vick Viren Vaishnavi
C-Level Technology Executive for Growth Business
May 13, 2006, Vick Viren worked with Michael P. in different groups

Excellent Guy !!!

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Accomplishments

4 Patents
Collapsible Expanding Luggage • Collapsible Expanding Luggage • FUNCTIONAL, SOCIALLY-ENABLED JEWELRY AND SYSTEMS FOR MULTI- DEVICE INTERACTION • Portable closet with separable tote

Interests

Boston University
268,094 followers

Upfront Ventures
3,140 followers

Internet of Things
126,146 members



Daymond John
CEO of FUBU and The Shark Group, T...
879,407 followers

Gemio
161 followers

Boston University
303,678 followers

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Michael Emoff

Chief Vision Officer at Shumsky

TITANIUM Worldwide • Indiana University - Kelley School of Business

Dayton, Ohio Area • 500+

InMail

...

Understanding ways to compete in a crowded market space by creating proprietary verticals fostering uniqueness to enhance growth.

Specialties:
1. Product development- including intellectual properties related to creation and propriety
2. New business development
3. Business vertical development

Media (1)



Motivation Show Presentation Final20121005

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Experience

Executive Committee Member
TITANIUM Worldwide
Apr 2015 – Present • 3 yrs
Greater New York City Area

President of the Board, Miami Valley Chapter
Alzheimer's Association
Jul 2013 – Present • 4 yrs 9 mos
Dayton, Ohio Area

IGC International

Chairman Supervisory Board
IGC International
Nov 2008 – Present • 9 yrs 5 mos

Chief Vision Officer
Boost Rewards
Jul 2004 – Present • 13 yrs 9 mos
Dayton, Ohio Area

Your trusted partner for achieving total workforce engagement

Boost Rewards is a WBENC-Certified Women's Business Enterprise that specializes in flexible online rewards and recognition programs that engage participants and drive results by incorporating your company's culture and core values. Our points-based platform automates all aspects of the program and delivers powerful tools for tracking performance, wellness, years of service, and much more. Participants have thousands of reward options from which to choose and unlike cash, redeeming points for a product creates a long-term association of goodwill between the organization and the reward selection. In 2016, Boost Rewards proudly accepted a spot on WPO's Top 50 Fastest Growing Women Owned Companies for the fifth time.

Member Board Of Trustees
Vectren Dayton Air Show
Mar 2004 – Present • 14 yrs 1 mo

Chief Vision Officer
Outta the Box Dispensers
Oct 1995 – Present • 22 yrs 6 mos

Outta the Box Dispensers was formed to design, manufacturer and produce high impact point-of-purchase coupon dispensers and sweepstakes boxes. Our dispensers maximize brand messaging and appeal to consumers when it matters the most - at the point of selection. Learn more at: www.outtathebox.com.

Member/Owner
The PeerNet Group
1995 – Present • 23 yrs

Currently serving on the board of directors for PeerNet, a consortium of promotional products distributors throughout North America

Chief Vision Officer
Shumsky Therapeutic Pillows
Apr 1985 – Present • 33 yrs

Shumsky Therapeutic Pillows is proudly celebrating over 30 years in business as America's #1 provider of post-operative and therapeutic support pillows, serving over 1,000 healthcare facilities. We offer 13 types of post-operative pillows to help patients heal faster and recover more quickly from most major operations: open heart surgery, transplants, and dialysis.

Chief Vision Officer
Shumsky
Jun 1980 – Present • 37 yrs 10 mos

Making relationships matter for 65 years

Shumsky is a WBENC-Certified Women's Business Enterprise proudly celebrating 65 years in business. Our priority is ensuring our clients' promotional products and apparel are brand compliant, of the highest quality, delivered on-time, within budget, and represent the best overall value and return. Shumsky has a proven track record of delivering award-winning creative ideation and our strategic domestic and global partnerships provide us the ability to offer exclusive product lines and superior buying leverage - all for the benefit of our clients.

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Education

Indiana University - Kelley School of Business
BS Marketing
1977 – 1980

Indiana University Bloomington
BS Marketing, Marketing
1977 – 1980

Skills & Endorsements

Marketing · 99+
Endorsed by **Mary Ellen Sokalski and 41 others who are highly skilled at this**
Endorsed by **3 of Michael's colleagues at Boost Rewards**

Marketing Strategy · 99+
Endorsed by **Mary Ellen Sokalski and 21 others who are highly skilled at this**
Endorsed by **5 of Michael's colleagues at Shumsky**

Team Leadership · 96
Beth Harper and 95 connections have given endorsements for this skill

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Recommendations

Received (3) Given (6)

Rick Freese
Retired President/Founder FMS Fleet Management Services
November 26, 2011, Rick was a client of Michael's

Lisa Wojtkowiak, SPHR, SHRM-SCP
Manager, Talent Development & Learning
July 18, 2008, Lisa worked with Michael but at different companies

Michael's enthusiasm and knowledge inspired me from the very beginning of our first conversation. He is an out of the box thinker who can add value to any marketing or rewards initiative.

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Interests

IGC International
390 followers

Grainger
104,210 followers

Snagaprint
14 followers

Retention , CRM, Customer Insigh...
23,967 members

Hitachi Data Systems
122,441 followers

eYantra Industries Pvt. Ltd.
607 followers

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Tim Chinowsky, Ph. D.

CTO and Co-Founder at Gemio

Gemio • Massachusetts Institute of Technology

Greater Seattle Area • 136

Connect | InMail | More...

I design electronic and electromechanical devices for scientific, medical and consumer applications. From initial conception and research through architecture definition, detailed desig...

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Experience

CTO and Co-Founder
Gemio
Jan 2015 – Present • 3 yrs 3 mos
Seattle

Gemio makes smart jewelry that brings real friends together in real life. It's the first wearable focused on self-expression and connecting with friends.

Media (1)

Gemio | The Smart Charm Bracelet

Owner
Device Design Workshop
Mar 2014 – Present • 4 yrs 1 mo
Seattle, WA

Research, consulting, and contracting for development of novel instrumentation and embedded systems.

Research and development of techniques and technology for Internet of Things (IoT).

Program Manager
Verathon Inc., division of Roper Industries
2012 – 2013 • 1 yr
Bothell, WA

Led nine simultaneous high-profile product improvement projects aimed at increasing reliability of Verathon's flagship Bladderscan products.

Guided multiple engineering teams in assessing product weaknesses, designing improvements, and cutting improvements into production. Improvements touched all aspects of product design, including electronics, embedded software, and mechanical design.

Pioneered use of reliability engineering techniques at Verathon, including temperature cycling, automated testing, and highly accelerated life testing (HALT).

Designed test techniques and built multiple automated and manual test fixtures for diagnosis of root cause and evaluation of improvements.

Improvements resulted in estimated 10x improvement in reliability.

Senior Systems Engineer

Verathon Inc., division of Roper Industries

2009 – 2012 • 3 yrs

Bothell, WA

Led development of a novel motorized ultrasound-guided vascular access device from early concept phase through pilot production.

- Recruited internationally-recognized clinical expert as a design partner.

- Designed and built prototypes to test concepts developed in concert with clinical partner. Prototypes included dsPIC microcontrollers, PID motor control, magnetic sensors, and current monitoring.

Researched and architected digital electronics for custom B-mode ultrasound system using Altera Arria FPGA, TMS320C6455, and TI OMAP3 processors.

Brought in additional team members as project grew, eventually reaching ~10 team members. Led engineering team in completing detailed design, including molded plastic parts, machined and welded parts, PCBAs, sheet metal enclosures, and software.

Wrote multiple custom software tools in Python and Matlab for simulation, analysis and visualization of instrument data, and management of device BOMs and documentation.

Designed multiple techniques and fixtures for instrument calibration and testing.

Shepherded product through UL 60601-1 regulatory approval process.

Managed external vendors to produce two complex sterilized disposables for use with the product.

Located, contracted, and managed Chinese ultrasound supplier to provide customized ultrasound PCBAs and software to Verathon specifications.

Led design of device user interface. Worked with industrial design firm to refine concepts and look-and-feel. Developed custom software tools combining Matlab with Adobe Illustrator to transfer UI to Linux-based touchscreen hardware.

Guided technical animation firm in development of embedded tutorial videos explaining use of the device.

Senior Electrical Engineer

Diagnostic Ultrasound/Verathon, Inc

2006 – 2008 • 2 yrs

Bothell, WA

Redesigned and brought to production an RF-interfaced portable spinning-disk uroflow system.

Revamped main PCBA, simplifying architecture and adding PID motor control and inductive Li-ion battery charger.

Redesigned housing to meet IPX7 waterproofing requirements.

Designed sealed magnetic coupling to replace lip seals, improving reliability and data quality.

Designed test, manufacturing and calibration fixtures and techniques.

Research Assistant Professor

University of Washington

2001 – 2006 • 5 yrs

Seattle, WA

Directed a multidisciplinary laboratory providing engineering solutions for scientific applications. Executed multiple simultaneous projects with tight budgets and deadlines, leading teams of professional staff and graduate students to meet project goals. Collaborated with government labs, corporations, and university departments.

Built comprehensive laboratory with capabilities including mechanical, electronic, and optical CAD, CNC machining, and embedded systems incorporating DSP and FPGA logic,

Developed portable 24-analyte toxin detection system for biodefense, incorporating fluidics, optical sensor elements, DSP data processing, and touch-screen user interface. Led technology development for this DOD-funded $1.5M/3 year project.

Developed miniaturized surface plasmon resonance imaging biosensor, designed for commercial use in medical diagnostics. Led instrumentation development for this NIH-funded $4M/4 year project.

Developed 3 megabit-per-second digital RF telemetry system, data acquisition system, flight computer, and flight software for NSF-funded scientific balloon campaign. System successfully flown November 2002.

Co-designed a new undergraduate class teaching experimental space science. Students design, build, and fly high-altitude balloon instruments, then analyze and present the data. Designed and taught electronics portion of the curriculum and built telemetry systems used during class flights.

Contributed to design and construction of three sonar array systems developed by UW APL.

Developed sensing instrumentation for the Naval Research Laboratory, to be used for investigation of novel liquid crystal sensing layers.

Graduate Research Assistant
University of Washington
1995 – 2000 • 5 yrs
Seattle, WA

Developed new optical sensors, instrumentation, and data analysis techniques enabling improved signal-to-noise ratio in biosensor measurements.

Awarded 3 year/$100,000 Sea Grant/Texas Instruments Industrial Fellowship.

Won UW EE Outstanding Research Assistant Award (2000)

Research Engineer
University of Washington
1990 – 1995 • 5 yrs
Seattle, WA

Developed high-reliability, low-power instrumentation for extreme space environments, including telemetry hardware and software, custom DSP flight computers, data acquisition systems, photomultiplier-based x-ray spectrometers and solid state high-energy electron spectrometers.

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Education

Massachusetts Institute of Technology
Bachelor of Science (B.S.), Electrical Engineering
1985 – 1989
Activities and Societies: Tau Beta Pi

Massachusetts Institute of Technology
Bachelor of Science (B.S.), Mathematics
1985 – 1989

University of Washington
Master of Science (M.S.), Electrical Engineering
1995 – 1997

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Skills & Endorsements

Product Development · 15

Endorsed by **Andrew Clay, who is highly skilled at this**

Endorsed by **10 of Tim's colleagues at Verathon Inc., subsidiary of Roper Technologies, Inc.**

Matlab · 12

Endorsed by **8 of Tim's colleagues at Verathon Inc., subsidiary of Roper Technologies, Inc.**

Signal Processing · 11

Endorsed by **7 of Tim's colleagues at Verathon Inc., subsidiary of Roper Technologies, Inc.**

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Recommendations

Received (3) Given (2)

John Zhang
Sr Mechanical Engineer, FUJIFILM SonoSite, Inc.
April 19, 2015, John reported directly to Tim

Tim is one of the most creative and handy engineers I have pleasure to work with. He can tackle technical challenges effectively and manage programs efficiently. Highly recommended as a great problem solver!

Andrew Clay
Healthcare Technology Leadership and Commercialization
January 16, 2014, Andrew managed Tim directly

Tim is an extremely creative and bright problem solver. He is willing to tackle almost any technical challenge, and can do so from many angles. His broad skill set, willingness to experiment, and eagerness to solve problems sets him apart from his peers. Tim is also able to communicate his ideas and plans up and down an organization, and is good at leading small teams. I would love to work with Tim again, and would endorse him enthusiastically.

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Accomplishments

9 **Patents**

Blood vessel access system and device • Capillary surface plasmon resonance sensors and multisensors • Cartridge for a blood vessel access system and device • Cartridge for medical device • Medical device • Portable and cartridge-based surface plasmon resonance sensing systems • Portable and cartridge-based surface plasmon resonance sensing systems • Surface plasmon resonance imaging system and method • Ultrasound apparatus and graphical interface for procedural assistance

Interests

Python Community
155,983 members

large
290 followers

University of Washington
360,222 followers

University of Washington
408,173 followers

Scientific Python
12,535 members

Massachusetts Institute of Techn...
391,818 followers

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